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                                                                 Exhibit 2

                                   AGREEMENT

    THIS AGREEMENT is made this 22 day of January 1998, by and among NewCare Health Corporation, a Nevada corporation ("NewCare") and ProFutures Bridge Capital Fund, L.P. ("ProFutures"), and the other parties executing this Agreement.

    WHEREAS, NewCare is in the process of conducting a private offering of up to 672,000 units at $15.00 per unit ("Units"), and each Unit consists of four (4) shares of NewCare's common stock ("Common Stock") and two (2) Class A Common Stock Purchase Warrants ("Warrants") (the "Private Offering"); and

    WHEREAS, NewCare has sold 172,500 Units thus far and is continuing to offer the remaining 499,500 Units; and

    WHEREAS, ProFutures is considering an investment of at least $2 million in NewCare's Private Offering and NewCare is willing to grant certain rights to ProFutures in order to encourage it to invest in the Private Offering.

    NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein;

    THE PARTIES AGREE AS FOLLOWS:

    1. The covenants on the part of NewCare set forth below are subject to ProFutures investing at least $2 million in the Private Offering.

    2. NewCare agrees to make a backup copy of the source code and data files utilized in its business of providing senior residential care services, and to store the back up off-site in a bank vault or other safe site reasonably acceptable to ProFutures. NewCare agrees to back up its data files on at least a monthly basis. The initial backup has been stored off-site.

    3. NewCare agrees to enter into an agreement with Renaissance Senior Living, Inc. ("Renaissance") pursuant to which NewCare will either purchase 100% of the outstanding stock of Renaissance or acquire by purchase or lease all of the properties owned by Renaissance upon the earlier of (a) 60 days after the closing of the pending merger involving Retirement Care Associates, Inc. ("RCA") and Sun Healthcare Group, Inc. ("Sun"), or (b) March 1, 1998. NewCare agrees to use its best efforts to seek shareholder approval of this transaction as soon as possible and to close within 30 days after shareholder approval is obtained. NewCare agrees that the consideration paid by NewCare for the properties owned by Renaissance will be no greater than the fair market value of the properties and rights as verified by an independent appraiser. After the acquisition or lease described above, the management agreement with Renaissance will terminate.


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     4.   NewCare agrees to require that the loans which are currently outstanding to Chris Brogdon and Gene Lane will be called within 45 days after Chris Brogdon and Gene Lane are eligible to sell shares they receive in the pending merger involving RCA and Sun, and that such loans must be paid in full at that time. Brogdon and Lane hereby agree to pay such loans on or before the date described above.

     5. Chris Brogdon, Darrell C. Tucker and Jeff Andrews agree that they will not, after the closing of the Private Offering, and for a period of the latter of (a) one (1) year after such person's resignation or termination as an employee or director of NewCare, or (b) two (2) years from the date hereof, either directly or indirectly (as an owner, partner, agent, consultant or adviser), purchase, lease or otherwise acquire an interest in any long-term care facility located in the Southeastern United States or in any other area where such property would compete with one of NewCare's facilities without the prior written approval of the Board of Directors.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NEWCARE HEALTH CORPORATION              PROFUTURES BRIDGE CAPITAL
                                          FUND, L.P.

By:  /s/ CHRIS BROGDON                  By:  BRIDGE CAPITAL PARTNERS,
  -------------------------------            INC., General Partner
  Chris Brogdon



     /s/ CHRIS BROGDON                       By:  /s/ JAMES H. PERRY
  -------------------------------                -------------------------------
  Chris Brogdon                                  James H. Perry, President



     /s/ GENE LANE
  -------------------------------
  Gene Lane



     /s/ DARRELL C. TUCKER
  -------------------------------
  Darrell C. Tucker



     /s/ JEFFREY ANDREWS
  -------------------------------
  Jeffrey Andrews



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